SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                SCHEDULE 13D

                 Under the Securities Exchange Act of 1934
                              (Amendment No.3)


                     Fisher Scientific International Inc.
                    ----------------------------------------
                              (Name of Issuer)


                   Common Stock $0.01 par value per share
                   --------------------------------------
                      (Title of Class and Securities)


                                338032 20 4
                    --------------------------------------
                               (CUSIP Number)


                           Eric L. Cochran, Esq.
                  Skadden, Arps, Slate, Meagher & Flom LLP
                               4 Times Square
                          New York, New York 10036
                               (212) 735-3000
          -----------------------------------------------------------
          (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)


                           February 19, 2002
            --------------------------------------------------
                       (Date of Event which Requires
                         Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                SCHEDULE 13D

CUSIP No. 338032 20 4
----------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS - Thomas H. Lee Equity Fund III, L.P.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     - 04-3279871
----------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      (a)  ( )
                                                      (b)  (x)
----------------------------------------------------------------------------
(3)  SEC USE ONLY

----------------------------------------------------------------------------
(4)  SOURCE OF FUNDS
     N/A
----------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                    (  )
----------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
----------------------------------------------------------------------------
                                (7)  SOLE VOTING POWER
      NUMBER OF                        0
       SHARES                 ----------------------------------------------
    BENEFICIALLY                (8)  SHARED VOTING POWER
      OWNED BY                         10,568,466 (see Item 5)
        EACH                  ----------------------------------------------
      REPORTING                 (9)  SOLE DISPOSITIVE POWER
       PERSON                          0
        WITH                  ----------------------------------------------
                               (10)  SHARED DISPOSITIVE POWER
                                       10,568,466 (see Item 5)
----------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     10,568,466 (see Item 5)
----------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES                                      (  )
----------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     19.15%
----------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON
     PN
----------------------------------------------------------------------------

                                SCHEDULE 13D

CUSIP No. 338032 20 4
----------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS - Thomas H. Lee Foreign Fund III, L.P.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     - 04-3303055
----------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      (a)  ( )
                                                      (b)  (x)
----------------------------------------------------------------------------
(3)  SEC USE ONLY

----------------------------------------------------------------------------
(4)  SOURCE OF FUNDS
     N/A
----------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                    (  )
----------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
----------------------------------------------------------------------------
                                (7)  SOLE VOTING POWER
      NUMBER OF                        0
       SHARES                 ----------------------------------------------
    BENEFICIALLY                (8)  SHARED VOTING POWER
      OWNED BY                         653,943 (see Item 5)
        EACH                  ----------------------------------------------
      REPORTING                 (9)  SOLE DISPOSITIVE POWER
       PERSON                          0
        WITH                  ----------------------------------------------
                               (10)  SHARED DISPOSITIVE POWER
                                       653,943 (see Item 5)
----------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     653,943 (see Item 5)
----------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES                                      (  )
----------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     1.21%
----------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON
     PN
----------------------------------------------------------------------------

                                SCHEDULE 13D

CUSIP No. 338032 20 4
----------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS - THL FSI Equity Investors, L.P.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     - 04-3403584
----------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      (a)  ( )
                                                      (b)  (x)
----------------------------------------------------------------------------
(3)  SEC USE ONLY

----------------------------------------------------------------------------
(4)  SOURCE OF FUNDS
     N/A
----------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                    (  )
----------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
----------------------------------------------------------------------------
                                (7)  SOLE VOTING POWER
      NUMBER OF                        0
       SHARES                 ----------------------------------------------
    BENEFICIALLY                (8)  SHARED VOTING POWER
      OWNED BY                         5,309,784 (see Item 5)
        EACH                  ----------------------------------------------
      REPORTING                 (9)  SOLE DISPOSITIVE POWER
       PERSON                          0
        WITH                  ----------------------------------------------
                               (10)  SHARED DISPOSITIVE POWER
                                       5,309,784 (see Item 5)
----------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     5,309,784 (see Item 5)
----------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES                                      (  )
----------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
      9.71%
----------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON
     PN
----------------------------------------------------------------------------

                                SCHEDULE 13D

CUSIP No. 338032 20 4
----------------------------------------------------------------------------
(1) NAMES OF REPORTING PERSONS - Thomas H. Lee Investors Limited Partnership S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     - 04-3159375
----------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      (a)  ( )
                                                      (b)  (x)
----------------------------------------------------------------------------
(3)  SEC USE ONLY

----------------------------------------------------------------------------
(4)  SOURCE OF FUNDS
     N/A
----------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                    (  )
----------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                               Massachusetts
----------------------------------------------------------------------------
                                (7)  SOLE VOTING POWER
      NUMBER OF                        0
       SHARES                 ----------------------------------------------
    BENEFICIALLY                (8)  SHARED VOTING POWER
      OWNED BY                         650,858 (see Item 5)
        EACH                  ----------------------------------------------
      REPORTING                 (9)  SOLE DISPOSITIVE POWER
       PERSON                          0
        WITH                  ----------------------------------------------
                               (10)  SHARED DISPOSITIVE POWER
                                       650,858 (see Item 5)
----------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     650,858 (see Item 5)
----------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES                                      (  )
----------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     1.20%
----------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON
     PN
----------------------------------------------------------------------------

                                SCHEDULE 13D

CUSIP No. 338032 20 4
----------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS - Thomas H. Lee Equity Advisors III
                                  Limited Partnership
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     - 04-3279882
----------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      (a)  ( )
                                                      (b)  (x)
----------------------------------------------------------------------------
(3)  SEC USE ONLY

----------------------------------------------------------------------------
(4)  SOURCE OF FUNDS
     N/A
----------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                    (  )
----------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                               Massachusetts
----------------------------------------------------------------------------
                                (7)  SOLE VOTING POWER
      NUMBER OF                        0
       SHARES                 ----------------------------------------------
    BENEFICIALLY                (8)  SHARED VOTING POWER
      OWNED BY                        16,532,193 (see Item 5)
        EACH                  ----------------------------------------------
      REPORTING                 (9)  SOLE DISPOSITIVE POWER
       PERSON                          0
        WITH                  ----------------------------------------------
                               (10)  SHARED DISPOSITIVE POWER
                                      16,532,193  (see Item 5)
----------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     16,532,193 (see Item 5)
----------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES                                      (  )
----------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
      29.65%
----------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON
         PN
----------------------------------------------------------------------------

                                SCHEDULE 13D

CUSIP No. 338032 20 4
----------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS - THL Equity Trust III
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     - 04-3279892
----------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      (a)  ( )
                                                      (b)  (x)
----------------------------------------------------------------------------
(3)  SEC USE ONLY

----------------------------------------------------------------------------
(4)  SOURCE OF FUNDS
     N/A
----------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                    (  )
----------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                               Massachusetts
----------------------------------------------------------------------------
                                (7)  SOLE VOTING POWER
      NUMBER OF                        0
       SHARES                 ----------------------------------------------
    BENEFICIALLY                (8)  SHARED VOTING POWER
      OWNED BY                         16,532,193 (see Item 5)
        EACH                  ----------------------------------------------
      REPORTING                 (9)  SOLE DISPOSITIVE POWER
       PERSON                          0
        WITH                  ----------------------------------------------
                               (10)  SHARED DISPOSITIVE POWER
                                       16,532,193 (see Item 5)
----------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     16,532,193 (see Item 5)
----------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES                                      (  )
----------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
      29.65%
----------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON
     OO
----------------------------------------------------------------------------

                                SCHEDULE 13D

CUSIP No. 338032 20 4
----------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               THL Investment Management Corp.
----------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      (a)  ( )
                                                      (b)  (x)
----------------------------------------------------------------------------
(3)  SEC USE ONLY

----------------------------------------------------------------------------
(4)  SOURCE OF FUNDS
     N/A
----------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                    (  )
----------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                               Massachusetts
----------------------------------------------------------------------------
                                (7)  SOLE VOTING POWER
      NUMBER OF                        0
       SHARES                 ----------------------------------------------
    BENEFICIALLY                (8)  SHARED VOTING POWER
      OWNED BY                         650,858 (See Item 5)
        EACH                  ----------------------------------------------
      REPORTING                 (9)  SOLE DISPOSITIVE POWER
       PERSON                          0
        WITH                  ----------------------------------------------
                               (10)  SHARED DISPOSITIVE POWER
                                       650,858 (See Item 5)
----------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     650,858 (See Item 5)
----------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES                                      ( )
----------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
      1.20%
----------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON
     CO
----------------------------------------------------------------------------

                                SCHEDULE 13D

CUSIP No. 338032 20 4
----------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           David V. Harkins

----------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      (a)  ( )
                                                      (b)  (x)
----------------------------------------------------------------------------
(3)  SEC USE ONLY

----------------------------------------------------------------------------
(4)  SOURCE OF FUNDS
     N/A
----------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                    (  )
----------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                               United States
----------------------------------------------------------------------------
                                (7)  SOLE VOTING POWER
      NUMBER OF                        less than 1% (See Item 5)
       SHARES                 ----------------------------------------------
    BENEFICIALLY                (8)  SHARED VOTING POWER
      OWNED BY                         less than 1% (see Item 5)
        EACH                  ----------------------------------------------
      REPORTING                 (9)  SOLE DISPOSITIVE POWER
      PERSON                           less than 1% (See Item 5)
        WITH                  ----------------------------------------------
                               (10)  SHARED DISPOSITIVE POWER
                                       less than 1% (See Item 5)
----------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     less than 1% (See Item 5)
----------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES                                      ( )
----------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     less than 1%
----------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON
         IN
----------------------------------------------------------------------------

                                SCHEDULE 13D

CUSIP No. 338032 20 4
----------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  The 1995 Harkins Gift Trust
----------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      (a)  ( )
                                                      (b)  (x)
----------------------------------------------------------------------------
(3)  SEC USE ONLY

----------------------------------------------------------------------------
(4)  SOURCE OF FUNDS
     N/A
----------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                    (  )
----------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                               United States
----------------------------------------------------------------------------
                                (7)  SOLE VOTING POWER
      NUMBER OF                        less than 1% (See Item 5)
       SHARES                 ----------------------------------------------
    BENEFICIALLY                (8)  SHARED VOTING POWER
      OWNED BY                         0
        EACH                  ----------------------------------------------
      REPORTING                 (9)  SOLE DISPOSITIVE POWER
       PERSON                          less than 1% (See Item 5)
        WITH                  ----------------------------------------------
                               (10)  SHARED DISPOSITIVE POWER
                                       0
----------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     less than 1% (See Item 5)
----------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES                                      ( )
----------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     less than 1%
----------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON
         OO
----------------------------------------------------------------------------

                                SCHEDULE 13D

CUSIP No. 338032 20 4
----------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Thomas R. Shepherd Money Purchase Pension Plan (Keogh)
----------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      (a)  ( )
                                                      (b)  (x)
----------------------------------------------------------------------------
(3)  SEC USE ONLY

----------------------------------------------------------------------------
(4)  SOURCE OF FUNDS
     N/A
----------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                    (  )
----------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                               United States
----------------------------------------------------------------------------
                                (7)  SOLE VOTING POWER
      NUMBER OF                        less than 1% (See Item 5)
       SHARES                 ----------------------------------------------
    BENEFICIALLY                (8)  SHARED VOTING POWER
      OWNED BY                         0
        EACH                  ----------------------------------------------
      REPORTING                 (9)  SOLE DISPOSITIVE POWER
       PERSON                          less than 1% (See Item 5)
        WITH                  ----------------------------------------------
                               (10)  SHARED DISPOSITIVE POWER
                                       0
----------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     less than 1% (See Item 5)
----------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES                                      ( )
----------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     less than 1%
----------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON
         OO
----------------------------------------------------------------------------

                                SCHEDULE 13D

CUSIP No. 338032 20 4
----------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Scott A. Schoen
----------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      (a)  ( )
                                                      (b)  (x)
----------------------------------------------------------------------------
(3)  SEC USE ONLY

----------------------------------------------------------------------------
(4)  SOURCE OF FUNDS
     N/A
----------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                    (  )
----------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                               United States
----------------------------------------------------------------------------
                                (7)  SOLE VOTING POWER
      NUMBER OF                        less than 1% (See Item 5)
       SHARES                 ----------------------------------------------
    BENEFICIALLY                (8)  SHARED VOTING POWER
      OWNED BY                         0
        EACH                  ----------------------------------------------
      REPORTING                 (9)  SOLE DISPOSITIVE POWER
       PERSON                          less than 1% (See Item 5)
        WITH                  ----------------------------------------------
                               (10)  SHARED DISPOSITIVE POWER
                                       0
----------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     less than 1% (See Item 5)
----------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES                                      ( )
----------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     less than 1%
----------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON
         IN
----------------------------------------------------------------------------

                                SCHEDULE 13D

CUSIP No. 338032 20 4
----------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 C. Hunter Boll
----------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      (a)  ( )
                                                      (b)  (x)
----------------------------------------------------------------------------
(3)  SEC USE ONLY

----------------------------------------------------------------------------
(4)  SOURCE OF FUNDS
     N/A
----------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                    (  )
----------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                               United States
----------------------------------------------------------------------------
                                (7)  SOLE VOTING POWER
      NUMBER OF                        less than 1% (See Item 5)
       SHARES                 ----------------------------------------------
    BENEFICIALLY                (8)  SHARED VOTING POWER
      OWNED BY                         0
        EACH                  ----------------------------------------------
      REPORTING                 (9)  SOLE DISPOSITIVE POWER
       PERSON                          less than 1% (See Item 5)
        WITH                  ----------------------------------------------
                               (10)  SHARED DISPOSITIVE POWER
                                       0
----------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     less than 1% (See Item 5)
----------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES                                      ( )
----------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     less than 1%
----------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON
         IN
----------------------------------------------------------------------------

                                SCHEDULE 13D

CUSIP No. 338032 20 4
----------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Scott M. Sperling
----------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      (a)  ( )
                                                      (b)  (x)
----------------------------------------------------------------------------
(3)  SEC USE ONLY

----------------------------------------------------------------------------
(4)  SOURCE OF FUNDS
     N/A
----------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                    (  )
----------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States
----------------------------------------------------------------------------
                                (7)  SOLE VOTING POWER
      NUMBER OF                        less than 1% (See Item 5)
       SHARES                 ----------------------------------------------
    BENEFICIALLY                (8)  SHARED VOTING POWER
      OWNED BY                         less than 1% (See Item 5)
        EACH                  ----------------------------------------------
      REPORTING                 (9)  SOLE DISPOSITIVE POWER
       PERSON                          less than 1% (See Item 5)
        WITH                  ----------------------------------------------
                               (10)  SHARED DISPOSITIVE POWER
                                      less than 1% (See Item 5)
----------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     less than 1% (See Item 5)
----------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES                                      ( )
----------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     less than 1%
----------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON
         IN
----------------------------------------------------------------------------

                                SCHEDULE 13D

CUSIP No. 338032 20 4
----------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Sperling Family Limited Partnership
----------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      (a)  ( )
                                                      (b)  (x)
----------------------------------------------------------------------------
(3)  SEC USE ONLY

----------------------------------------------------------------------------
(4)  SOURCE OF FUNDS
     N/A
----------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                    (  )
----------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                               United States
----------------------------------------------------------------------------
                                (7)  SOLE VOTING POWER
      NUMBER OF                        less than 1% (See Item 5)
       SHARES                 ----------------------------------------------
    BENEFICIALLY                (8)  SHARED VOTING POWER
      OWNED BY                         0
        EACH                  ----------------------------------------------
      REPORTING                 (9)  SOLE DISPOSITIVE POWER
       PERSON                          less than 1% (See Item 5)
        WITH                  ----------------------------------------------
                               (10)  SHARED DISPOSITIVE POWER
                                       0
----------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     less than 1% (See Item 5)
----------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES                                      ( )
----------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     less than 1%
----------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON
         PN
----------------------------------------------------------------------------

                                SCHEDULE 13D

CUSIP No. 338032 20 4
----------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Anthony J. DiNovi
----------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      (a)  ( )
                                                      (b)  (x)
----------------------------------------------------------------------------
(3)  SEC USE ONLY

----------------------------------------------------------------------------
(4)  SOURCE OF FUNDS
     N/A
----------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                    (  )
----------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
----------------------------------------------------------------------------
                                (7)  SOLE VOTING POWER
      NUMBER OF                        less than 1% (See Item 5)
       SHARES                 ----------------------------------------------
    BENEFICIALLY                (8)  SHARED VOTING POWER
      OWNED BY                         0
        EACH                  ----------------------------------------------
      REPORTING                 (9)  SOLE DISPOSITIVE POWER
       PERSON                          less than 1% (See Item 5)
        WITH                  ----------------------------------------------
                               (10)  SHARED DISPOSITIVE POWER
                                       0
----------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     less than 1% (See Item 5)
----------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES                                      ( )
----------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     less than 1%
----------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON
         IN
----------------------------------------------------------------------------

                                SCHEDULE 13D

CUSIP No. 338032 20 4
----------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Thomas M. Hagerty
----------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      (a)  ( )
                                                      (b)  (x)
----------------------------------------------------------------------------
(3)  SEC USE ONLY

----------------------------------------------------------------------------
(4)  SOURCE OF FUNDS
     N/A
----------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                    (  )
----------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                               United States
----------------------------------------------------------------------------
                                (7)  SOLE VOTING POWER
      NUMBER OF                        less than 1% (See Item 5)
       SHARES                 ----------------------------------------------
    BENEFICIALLY                (8)  SHARED VOTING POWER
      OWNED BY                         0
        EACH                  ----------------------------------------------
      REPORTING                 (9)  SOLE DISPOSITIVE POWER
       PERSON                          less than 1% (See Item 5)
        WITH                  ----------------------------------------------
                               (10)  SHARED DISPOSITIVE POWER
                                       0
----------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     less than 1% (See Item 5)
----------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES                                      ( )
----------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     less than 1%
----------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON
         IN
----------------------------------------------------------------------------

                                SCHEDULE 13D

CUSIP No. 338032 20 4
----------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Warren C. Smith, Jr.
----------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      (a)  ( )
                                                      (b)  (x)
----------------------------------------------------------------------------
(3)  SEC USE ONLY

----------------------------------------------------------------------------
(4)  SOURCE OF FUNDS
     N/A
----------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                    (  )
----------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                               United States
----------------------------------------------------------------------------
                                (7)  SOLE VOTING POWER
      NUMBER OF                        less than 1% (See Item 5)
       SHARES                 ----------------------------------------------
    BENEFICIALLY                (8)  SHARED VOTING POWER
      OWNED BY                         0
        EACH                  ----------------------------------------------
      REPORTING                 (9)  SOLE DISPOSITIVE POWER
       PERSON                          less than 1% (See Item 5)
        WITH                  ----------------------------------------------
                               (10)  SHARED DISPOSITIVE POWER
                                       0
----------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     less than 1% (See Item 5)
----------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES                                      ( )
----------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     less than 1%
----------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON
         IN
----------------------------------------------------------------------------

                                SCHEDULE 13D

CUSIP No. 338032 20 4
----------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Seth W. Lawry
----------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      (a)  ( )
                                                      (b)  (x)
----------------------------------------------------------------------------
(3)  SEC USE ONLY

----------------------------------------------------------------------------
(4)  SOURCE OF FUNDS
     N/A
----------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                    (  )
----------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                               United States
----------------------------------------------------------------------------
                                (7)  SOLE VOTING POWER
      NUMBER OF                        less than 1% (See Item 5)
       SHARES                 ----------------------------------------------
    BENEFICIALLY                (8)  SHARED VOTING POWER
      OWNED BY                         0
        EACH                  ----------------------------------------------
      REPORTING                 (9)  SOLE DISPOSITIVE POWER
       PERSON                          less than 1% (See Item 5)
        WITH                  ----------------------------------------------
                               (10)  SHARED DISPOSITIVE POWER
                                       0
----------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     less than 1% (See Item 5)
----------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES                                      ( )
----------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     less than 1%
----------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON
         IN
----------------------------------------------------------------------------

                                SCHEDULE 13D

CUSIP No. 338032 20 4
----------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       Joseph I. Incandela
----------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      (a)  ( )
                                                      (b)  (x)
----------------------------------------------------------------------------
(3)  SEC USE ONLY

----------------------------------------------------------------------------
(4)  SOURCE OF FUNDS
     N/A
----------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                    (  )
----------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                               United States
----------------------------------------------------------------------------
                                (7)  SOLE VOTING POWER
      NUMBER OF                        less than 1% (See Item 5)
       SHARES                 ----------------------------------------------
    BENEFICIALLY                (8)  SHARED VOTING POWER
      OWNED BY                         0
        EACH                  ----------------------------------------------
      REPORTING                 (9)  SOLE DISPOSITIVE POWER
       PERSON                          less than 1% (See Item 5)
        WITH                  ----------------------------------------------
                               (10)  SHARED DISPOSITIVE POWER
                                       0
----------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     less than 1% (See Item 5)
----------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES                                      ( )
----------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     less than 1%
----------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON
         IN
----------------------------------------------------------------------------

                                SCHEDULE 13D

CUSIP No. 338032 20 4
----------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Kent R. Weldon
----------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      (a)  ( )
                                                      (b)  (x)
----------------------------------------------------------------------------
(3)  SEC USE ONLY

----------------------------------------------------------------------------
(4)  SOURCE OF FUNDS
     N/A
----------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                    (  )
----------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
----------------------------------------------------------------------------
                                (7)  SOLE VOTING POWER
      NUMBER OF                        less than 1% (See Item 5)
       SHARES                 ----------------------------------------------
    BENEFICIALLY                (8)  SHARED VOTING POWER
      OWNED BY                         0
        EACH                  ----------------------------------------------
      REPORTING                 (9)  SOLE DISPOSITIVE POWER
       PERSON                          less than 1% (See Item 5)
        WITH                  ----------------------------------------------
                               (10)  SHARED DISPOSITIVE POWER
                                       0
----------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     less than 1% (See Item 5)
----------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES                                      ( )
----------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     less than 1%
----------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON
         IN
----------------------------------------------------------------------------

                                SCHEDULE 13D

CUSIP No. 338032 20 4
----------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Terrence M. Mullen
----------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      (a)  ( )
                                                      (b)  (x)
----------------------------------------------------------------------------
(3)  SEC USE ONLY

----------------------------------------------------------------------------
(4)  SOURCE OF FUNDS
     N/A
----------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                    (  )
----------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
----------------------------------------------------------------------------
                                (7)  SOLE VOTING POWER
      NUMBER OF                        less than 1% (See Item 5)
       SHARES                 ----------------------------------------------
    BENEFICIALLY                (8)  SHARED VOTING POWER
      OWNED BY                         0
        EACH                  ----------------------------------------------
      REPORTING                 (9)  SOLE DISPOSITIVE POWER
       PERSON                          less than 1% (See Item 5)
        WITH                  ----------------------------------------------
                               (10)  SHARED DISPOSITIVE POWER
                                       0
----------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     less than 1% (See Item 5)
----------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES                                      ( )
----------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     less than 1%
----------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON
         IN
----------------------------------------------------------------------------

                                SCHEDULE 13D

CUSIP No. 338032 20 4
----------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Todd M. Abbrecht
----------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      (a)  ( )
                                                      (b)  (x)
----------------------------------------------------------------------------
(3)  SEC USE ONLY

----------------------------------------------------------------------------
(4)  SOURCE OF FUNDS
     N/A
----------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                    (  )
----------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                               United States
----------------------------------------------------------------------------
                                (7)  SOLE VOTING POWER
      NUMBER OF                        less than 1% (See Item 5)
       SHARES                -----------------------------------------------
    BENEFICIALLY                (8)  SHARED VOTING POWER
      OWNED BY                         0
        EACH                  ----------------------------------------------
      REPORTING                 (9)  SOLE DISPOSITIVE POWER
       PERSON                          less than 1% (See Item 5)
        WITH                  ----------------------------------------------
                               (10)  SHARED DISPOSITIVE POWER
                                       0
----------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     less than 1% (See Item 5)
----------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES                                      ( )
----------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     less than 1%
----------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON
         IN
----------------------------------------------------------------------------

                                SCHEDULE 13D

CUSIP No. 338032 20 4
----------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Wendy L. Masler
----------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      (a)  ( )
                                                      (b)  (x)
----------------------------------------------------------------------------
(3)  SEC USE ONLY

----------------------------------------------------------------------------
(4)  SOURCE OF FUNDS
     N/A
----------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                    (  )
----------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                               United States
----------------------------------------------------------------------------
                                (7)  SOLE VOTING POWER
      NUMBER OF                        less than 1% (See Item 5)
       SHARES                 ----------------------------------------------
    BENEFICIALLY                (8)  SHARED VOTING POWER
      OWNED BY                         0
        EACH                  ----------------------------------------------
      REPORTING                 (9)  SOLE DISPOSITIVE POWER
       PERSON                          less than 1% (See Item 5)
        WITH                  ----------------------------------------------
                               (10)  SHARED DISPOSITIVE POWER
                                       0
----------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     less than 1% (See Item 5)
----------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES                                      ( )
----------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     less than 1%
----------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON
         IN
----------------------------------------------------------------------------

                                SCHEDULE 13D

CUSIP No. 338032 20 4
----------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Andrew D. Flaster
----------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      (a)  ( )
                                                      (b)  (x)
----------------------------------------------------------------------------
(3)  SEC USE ONLY

----------------------------------------------------------------------------
(4)  SOURCE OF FUNDS
     N/A
----------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                    (  )
----------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
----------------------------------------------------------------------------
                                (7)  SOLE VOTING POWER
      NUMBER OF                        less than 1% (See Item 5)
       SHARES                 ----------------------------------------------
    BENEFICIALLY                (8)  SHARED VOTING POWER
      OWNED BY                         0
        EACH                  ----------------------------------------------
      REPORTING                 (9)  SOLE DISPOSITIVE POWER
       PERSON                          less than 1% (See Item 5)
        WITH                  ----------------------------------------------
                               (10)  SHARED DISPOSITIVE POWER
                                       0
----------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     less than 1% (See Item 5)
----------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES                                      ( )
----------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     less than 1%
----------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON
         IN
----------------------------------------------------------------------------

                                SCHEDULE 13D

CUSIP No. 338032 20 4
----------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                First Trust Co. FBO Kristina A. Watts
----------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      (a)  ( )
                                                      (b)  (x)
----------------------------------------------------------------------------
(3)  SEC USE ONLY

----------------------------------------------------------------------------
(4)  SOURCE OF FUNDS
     N/A
----------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                    (  )
----------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                               United States
----------------------------------------------------------------------------
                                (7)  SOLE VOTING POWER
      NUMBER OF                        less than 1% (See Item 5)
       SHARES                 ----------------------------------------------
    BENEFICIALLY                (8)  SHARED VOTING POWER
      OWNED BY                         0
        EACH                  ----------------------------------------------
      REPORTING                 (9)  SOLE DISPOSITIVE POWER
       PERSON                          less than 1% (See Item 5)
        WITH                  ----------------------------------------------
                               (10)  SHARED DISPOSITIVE POWER
                                       0
----------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     less than 1% (See Item 5)
----------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES                                      ( )
----------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     less than 1%
----------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON
         OO
----------------------------------------------------------------------------

                                SCHEDULE 13D

CUSIP No. 338032 20 4
----------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                           Charles W. Robins
----------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      (a)  ( )
                                                      (b)  (x)
----------------------------------------------------------------------------
(3)  SEC USE ONLY

----------------------------------------------------------------------------
(4)  SOURCE OF FUNDS
     N/A
----------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                    (  )
----------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                               United States
----------------------------------------------------------------------------
                                (7)  SOLE VOTING POWER
      NUMBER OF                        less than 1% (See Item 5)
       SHARES                 ----------------------------------------------
    BENEFICIALLY                (8)  SHARED VOTING POWER
      OWNED BY                         0
        EACH                  ----------------------------------------------
      REPORTING                 (9)  SOLE DISPOSITIVE POWER
       PERSON                          less than 1% (See Item 5)
        WITH                  ----------------------------------------------
                               (10)  SHARED DISPOSITIVE POWER
                                       0
----------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     less than 1% (See Item 5)
----------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES                                      ( )
----------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     less than 1%
----------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON
         IN
----------------------------------------------------------------------------

                                SCHEDULE 13D

CUSIP No. 338032 20 4
---------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                           James Westra
---------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      (a)  ( )
                                                      (b)  (x)
---------------------------------------------------------------------------
(3)  SEC USE ONLY

---------------------------------------------------------------------------
(4)  SOURCE OF FUNDS
     N/A
---------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                    (  )
---------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                               United States
---------------------------------------------------------------------------
                                (7)  SOLE VOTING POWER
      NUMBER OF                        less than 1% (See Item 5)
       SHARES                 ---------------------------------------------
    BENEFICIALLY                (8)  SHARED VOTING POWER
      OWNED BY                         0
        EACH                  ---------------------------------------------
      REPORTING                 (9)  SOLE DISPOSITIVE POWER
       PERSON                          less than 1% (See Item 5)
        WITH                  ---------------------------------------------
                               (10)  SHARED DISPOSITIVE POWER
                                       0
---------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     less than 1% (See Item 5)
---------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES                                      ( )
---------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     less than 1%
---------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON
         IN
---------------------------------------------------------------------------

                                SCHEDULE 13D

CUSIP No. 338032 20 4
---------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                           Charles A. Brizius
---------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      (a)  ( )
                                                      (b)  (x)
---------------------------------------------------------------------------
(3)  SEC USE ONLY

---------------------------------------------------------------------------
(4)  SOURCE OF FUNDS
     N/A
---------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                    (  )
---------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                               United States
---------------------------------------------------------------------------
                                (7)  SOLE VOTING POWER
      NUMBER OF                        less than 1% (See Item 5)
       SHARES                 ---------------------------------------------
    BENEFICIALLY                (8)  SHARED VOTING POWER
      OWNED BY                         0
        EACH                  ---------------------------------------------
      REPORTING                 (9)  SOLE DISPOSITIVE POWER
       PERSON                          less than 1% (See Item 5)
        WITH                  ---------------------------------------------
                               (10)  SHARED DISPOSITIVE POWER
                                       0
---------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     less than 1% (See Item 5)
---------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES                                      ( )
---------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     less than 1%
---------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON
         IN
---------------------------------------------------------------------------

                                SCHEDULE 13D

CUSIP No. 338032 20 4
---------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                           Thomas H. Lee
---------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      (a)  ( )
                                                      (b)  (x)
---------------------------------------------------------------------------
(3)  SEC USE ONLY

---------------------------------------------------------------------------
(4)  SOURCE OF FUNDS
     N/A
---------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                    (  )
---------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                               United States
---------------------------------------------------------------------------
                                (7)  SOLE VOTING POWER
      NUMBER OF                        0
       SHARES                 ---------------------------------------------
    BENEFICIALLY                (8)  SHARED VOTING POWER
      OWNED BY                         650,858 (See Item 5)
        EACH                  ---------------------------------------------
      REPORTING                 (9)  SOLE DISPOSITIVE POWER
       PERSON                          0
        WITH                  ---------------------------------------------
                               (10)  SHARED DISPOSITIVE POWER
                                       650,858 (See Item 5)
---------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      650,858 (See Item 5)
---------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES                                      ( )
---------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
      1.20%
---------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON
         IN
---------------------------------------------------------------------------

                                 Schedule 13D

            This Amendment No. 3 to Schedule 13D relates to the common stock, $0.01 par value per share (the "Common Stock"), of Fisher Scientific International Inc., a Delaware corporation (the "Company"), and supplements the information set forth in the Schedule 13D, as amended by the Amendment No. 1 and Amendment No. 2 thereto, filed jointly on behalf of the following persons (collectively, the "Reporting Persons") on February 2, 1998, April 13, 1999 and July 3, 2001, respectively: (1) Thomas H. Lee Equity Fund III, L.P., a Delaware limited partnership ("Equity Fund III"), (2) Thomas H. Lee Foreign Fund III, L.P., a Delaware limited partnership ("Foreign Fund III"), (3) THL FSI Equity Investors, L.P., a Delaware limited partnership ("THL FSI"), (4) Thomas H. Lee Investors Limited Partnership, a Massachusetts limited partnership (formerly THL-CCI Limited Partnership),
(5) Thomas H. Lee Equity Advisors III Limited Partnership, a Massachusetts limited partnership ("Advisors III"), (6) THL Equity Trust III, a Massachusetts business trust ("Trust III"), (7) THL Investment Management Corp., a Massachusetts corporation ("THL Investment"), (8) certain persons affiliated with The Thomas H. Lee Company, a Massachusetts sole proprietorship, and listed on Schedule I attached hereto (the "Additional THL Persons" and collectively with Equity Fund III, Foreign Fund III, THL FSI and Thomas H. Lee Investors Limited Partnership, the "THL Entities") and (9) Thomas H. Lee.

            Pursuant to a registration statement on Form S-3 (File No. 333-77046) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), as amended by Amendment No. 1 and Amendment No. 2 thereto, and by the registration statement(File No. 333-82644) filed pursuant to Rule 462(b) of the Act, the preliminary prospectus dated February 1, 2002, and the prospectus dated February 12, 2002, 7,150,000 shares of Common Stock were sold by certain stockholders of the Company in a public offering consummated on February 19, 2002. An additional 230,200 shares of Common Stock were sold in the offering by some of the selling stockholders upon exercise of an over-allotment option by the underwriters on March 12, 2002.

            The THL Entities were parties to an Amended and Restated Investors' Agreement, dated as of March 29, 1999, made by and among the Company; the THL Entities; DLJ Merchant Banking Partners II, L.P., DLJ Merchant Banking Partners II-A, L.P., DLJ Offshore Partners II, C.V., DLJ Diversified Partners, L.P., DLJ Diversified Partners-A, L.P., DLJ Millennium Partners, L.P., DLJ Millennium Partners-A, L.P., DLJMB Funding II, Inc., UK Investment Plan 1997 Partners, DLJ EAB Partners, L.P., DLJ ESC II, L.P., DLJ First ESC, L.P. (collectively, the "DLJMB Funds"); Chase Equity Associates, L.P. (n/k/a J.P. Morgan Partners (BHCA), L.P.,"Chase"); ML IBK Positions, Inc., KECALP Inc. and Merrill Lynch KECALP L.P. 1997 (collectively, "Merrill Lynch" and, together with the DLJMB Funds and Chase, the "Institutional Investors"); and certain management stockholders of the Company (the "Management Investors"), as amended by Amendment No. 1 thereto dated as of May 14, 2000 and Amendment No. 2 thereto dated as of May 2, 2001 (the "Investors' Agreement").

            The Investors' Agreement is filed as an exhibit hereto and is incorporated herein by reference. The foregoing descriptions of the Investors' Agreement are not intended to be complete and are qualified in their entirety by reference to such exhibit.

            Item 5. Interest in Securities of the Issuer.

(a) and (b)

            By virtue of the Investors' Agreement, the THL Entities, the Institutional Investors (except for Chase) and the Management Investors may be deemed to share voting and dispositive power with respect to over 28,948,913 shares of the Common Stock of the Company, representing approximately 48.91% of the Common Stock outstanding as of March 12, 2002 (the "Outstanding Shares")(assuming exercise of the Warrants). Such entities collectively own 26,697,643 shares of Common Stock representing 49.69% of the Outstanding Voting Power of the Company as of March 12, 2002 (the "Outstanding Voting Power"). Each of the Reporting Persons expressly disclaims the existence of such shared power.

            By virtue of the Investors' Agreement, the THL Entities, the Institutional Investors (except for Chase) and the Management Investors may constitute a "group" within the meaning of Rule 13d-5(b) under the Securities Exchange Act of 1934 (the "Exchange Act"). As a member of a group, each Reporting Person may be deemed to beneficially own the shares of Common Stock beneficially owned by the members of the group as a whole (collectively, the "Investors' Shares"). Each of the Reporting Persons expressly disclaims beneficial ownership of those Investors' Shares held by any other members of such group.

            The Reporting Persons may together constitute a "group" within the meaning of Rule 13d-5(b) under the Exchange Act. As a member of a group, each Reporting Person may be deemed to beneficially own the shares of Common Stock beneficially owned by the members of the group as a whole (collectively, the "THL Shares"). Each of the Reporting Persons expressly disclaims beneficial ownership of those THL Shares held by any other members of such group.

            Equity Fund III has direct beneficial ownership of 9,577,126 shares of Common Stock, representing approximately 17.67% of the Outstanding Shares and 18.78% of the Outstanding Voting Power. Equity Fund III also has indirect beneficial ownership of 991,340 shares of Common Stock pursuant to warrants (the "Warrants") issued under a Warrant Acquisition Agreement, dated as of January 21, 1998 (the "Warrant Acquisition Agreement"). Assuming Equity Fund III's exercise of the Warrants, Equity Fund III has beneficial ownership of approximately 19.15% of the Outstanding Shares. Equity Fund III has shared voting and shared dispositive power with respect to such shares of Common Stock.

            Foreign Fund III has direct beneficial ownership of 592,603 shares of Common Stock, representing approximately 1.09% of the Outstanding Shares and 1.16% of the Outstanding Voting Power. Foreign Fund III also has indirect beneficial ownership of 61,340 shares Common Stock pursuant to Warrants issued under the Warrant Acquisition Agreement. Assuming Foreign Fund III's exercise of the Warrants, Foreign Fund III has beneficial ownership of approximately 1.21% of the Outstanding Shares. Foreign Fund III has shared voting and shared dispositive power with respect to such shares of Common Stock.

            THL FSI has direct beneficial ownership of 4,811,714 shares of Common Stock, representing approximately 8.88% of the Outstanding Shares and 9.44% of the Outstanding Voting Power. THL FSI also has indirect beneficial ownership of 498,070 shares of Common Stock pursuant to Warrants issued under the Warrant Acquisition Agreement. Assuming THL FSI's exercise of the Warrants, THL FSI has beneficial ownership of approximately 9.71% of the Outstanding Shares. THL FSI has shared voting and shared dispositive power with respect to such Shares.

            Advisors III, as sole general partner of Equity Fund III, Foreign Fund III and THL FSI, and Trust III, as sole general partner of Advisors III, may be deemed to share voting and dispositive power with respect to 16,532,193 shares of Common Stock beneficially owned by Equity Fund III, Foreign Fund III and THL FSI, which represents approximately 29.65% of the Outstanding Shares and 31.46% of the Outstanding Voting Power. The filing of this Schedule 13D by Advisors III and Trust III shall not be construed as an admission that Advisors III or Trust III is, for the purpose of Section 13(d) of the Exchange Act, the beneficial owner of shares of Common Stock held by Equity Fund III, Foreign Fund III and THL FSI.

            Thomas H. Lee Investors Limited Partnership has direct beneficial ownership of 589,813 shares of Common Stock, representing approximately 1.09% of the Outstanding Shares and 1.16% of the Outstanding Voting Power. Thomas
H. Lee Investors Limited Partnership also has indirect beneficial ownership of 61,045 shares of Common Stock pursuant to Warrants issued under the Warrant Acquisition Agreement. Assuming its exercise of the Warrants, Thomas
H. Lee Investors Limited Partnership has beneficial ownership of approximately 1.20% of the Outstanding Shares. Thomas H. Lee Investors Limited Partnership has, subject to the Investors' Agreement, sole voting and sole dispositive power with respect to such shares of Common Stock.

            THL Investment, as sole general partner of Thomas H. Lee Investors Limited Partnership, and Thomas H. Lee, as chief executive officer and sole director of THL Investment, may be deemed to share voting and dispositive power with respect to 650,858 shares of Common Stock beneficially owned by Thomas H. Lee Investors Limited Partnership, which represents approximately 1.20% of the Outstanding Shares and 1.28% of the Outstanding Voting Power. The filing of this Schedule 13D by THL Investment and Mr. Lee shall not be construed as an admission that THL Investment or Mr. Lee is, for the purpose of Section 13(d) of the Exchange Act, the beneficial owner of shares of Common Stock held by Thomas H. Lee Investors Limited Partnership.

            Each of the Additional THL Persons has both direct and indirect beneficial ownership of less than 1% of the Outstanding Shares. Each of the Additional THL Persons has, subject to the Investors' Agreement, sole voting and sole dispositive power with respect to such shares of Common Stock. David
V. Harkins may be deemed to share voting and dispositive power over shares of Common Stock held by the 1995 Harkins Gift Trust. The filing of this Schedule 13D shall not be construed as an admission that Mr. Harkins is, for the purpose of Section 13(d) of the Exchange Act, the beneficial owner of such shares of Common Stock. Scott M. Sperling may be deemed to share voting and dispositive power over shares of Common Stock held by the Sperling Family Limited Partnership. The filing of this Schedule 13D shall not be construed as an admission that Mr. Sperling is, for the purpose of Section 13(d) of the Exchange Act, the beneficial owner of such shares of Common Stock.

            Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission that a Reporting Person is the beneficial owner of any of the shares of Common Stock.

            (c) The Introduction to this Schedule 13D is incorporated herein by reference.

            (d) Not applicable.

            (e) Not applicable.

            Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

            The Introduction and the response to item 5 of this Schedule 13D and the Exhibits to this Schedule 13D are incorporated herein by reference.

            Item 7. Material to be Filed as Exhibits.

            Exhibit 1: Joint Filing Agreement dated as of April 29, 2002 among the Reporting Persons.

            Exhibit 2: Amended and Restated Investors' Agreement, dated as of March 29, 1999, among the Company, the THL Entities, the Institutional Investors and the Management Investors (Incorporated by reference to Exhibit 10.7 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (File No. 1-10920)), as amended by Amendment No. 1 thereto dated as of May 14, 2000 (Incorporated by reference to Exhibit 10.17 to the Company's Annual Report on Form 10-K for the year ended December 31,
                         2000), and Amendment No. 2 thereto dated as of May 2, 2001 (Incorporated by reference to Exhibit 10.19 to the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2001).

            Exhibit 3: Power of Attorney dated as of February 2, 1998 granted by the Additional THL Persons in favor of Kent R. Weldon (Incorporated by reference to Exhibit 6 to Schedule 13D filed on behalf of the Reporting Persons on February 2, 1998).

                                  SIGNATURES

            After reasonable inquiry and to the best knowledge and belief of each of the undersigned, such person certifies that the information set forth in this Statement with respect to such person is true, complete and correct.

            IN WITNESS WHEREOF, each of the undersigned has executed this instrument as of the 29th day of April, 2002.

                              THOMAS H. LEE EQUITY FUND III, L.P.
                              By: THL Equity Advisors III Limited Partnership, its General Partner
                              By:  THL Equity Trust III, its General Partner


                              By:      /s/ Scott M. Sperling
                                       ---------------------
                              Name:    Scott M. Sperling
                              Title:   Vice President


                              THOMAS H. LEE FOREIGN FUND III, L.P.
                              By: THL Equity Advisors III Limited Partnership, its General Partner
                              By:  THL Equity Trust III, its General Partner


                              By:      /s/ Scott M. Sperling
                                       ---------------------
                              Name:    Scott M. Sperling
                              Title:   Vice President


                              THL FSI EQUITY INVESTORS, L.P.
                              By: THL Equity Advisors III Limited Partnership, its General Partner
                              By:  THL Equity Trust III, its General Partner


                              By:       /s/ Scott M. Sperling
                                        ---------------------
                              Name:     Scott M. Sperling
                              Title:    Vice President


                              THOMAS H. LEE INVESTORS LIMITED PARTNERSHIP
                              By:   THL Investment Management Corp.,
                                    its General Partner


                              By:      /s/ Kent R. Weldon
                                       ------------------
                              Name:    Kent R. Weldon
                              Title:   Vice President


                              THOMAS H. LEE EQUITY ADVISORS III
                              LIMITED PARTNERSHIP
                              By:   THL Equity Trust III, its General Partner


                              By:      /s/ Scott M. Sperling
                                       ---------------------
                              Name:    Scott M. Sperling
                              Title:   Vice President


                              THL EQUITY TRUST III


                              By:     /s/ Scott M. Sperling
                                      ---------------------
                              Name:   Scott M. Sperling
                              Title:  Vice President


                              THL INVESTMENT MANAGEMENT CORP.


                              By:     /s/ Kent R. Weldon
                                      ------------------
                              Name:   Kent R. Weldon
                              Title:  Vice President


                              THOMAS H. LEE

                                      /s/ Thomas H. Lee
                                      -----------------

                              ADDITIONAL THL PERSONS
                              as listed on Schedule I
                              attached hereto, pursuant
                              to powers of attorney executed
                              in favor of and granted and
                              delivered to Kent R. Weldon
                              By:   Kent R. Weldon,
                                    Attorney-in-fact for all
                                    Additional THL Persons


                              By:      /s/ Kent R. Weldon
                                       ------------------
                              Name:    Kent R. Weldon

                                  SCHEDULE I

                            ADDITIONAL THL PERSONS

David V. Harkins
The 1995 Harkins Gift Trust
Thomas R. Shepherd Money Purchase Pension Plan (Keogh)
Scott A. Schoen
C. Hunter Boll
Scott M. Sperling
Sperling Family Limited Partnership
Anthony J. DiNovi
Thomas M. Hagerty
Warren C. Smith, Jr.
Seth W. Lawry
Joseph J. Incandela
Kent R. Weldon
Terrence M. Mullen
Todd M. Abbrecht
Wendy L. Masler
Andrew D. Flaster
First Trust Co. FBO Kristina A. Watts
Charles W. Robins
James Westra
Charles A. Brizius